UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 16, 2011

EQUINIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor
Redwood City, California 94065
(650) 598-6000
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2011, the Compensation Committee of Equinix, Inc. (“Equinix”) approved changes to its long-term incentive program for executives that will apply to performance-based equity to be granted in early 2012. For these 2012 equity grants, the Compensation Committee intends to add total shareholder return (“TSR”) as a performance metric, along with revenue and adjusted EBITDA as in prior years.

As described in its proxy statement for its 2011 Annual Meeting of Stockholders, Equinix grants performance-based restricted stock units to executives that may be earned based on achievement of performance goals over a specified period, combined with service-based vesting to the extent the awards are earned. For 2012, the Compensation Committee intends TSR achievement over a two-year period, compared against the Russell 1000 Index, to determine 33 1/3% of long-term incentives.

Item 7.01.          Regulation FD Disclosure

On November 17, 2011, Equinix issued a press release announcing a $250 million share repurchase program and revisions to its long-term incentive performance criteria for executives for 2012. Also included in the press release was a statement of Equinix’s intention to be “positive adjusted free cash flow” in 2013. Equinix defines free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) and defines adjusted free cash flow as free cash flow (as defined) excluding any purchases or sales of real estate and acquisitions.

Equinix provides detailed reconciliations of both free cash flow and adjusted free cash flow, which are non-GAAP financial measures, in its quarterly earnings releases.

A copy of Equinix’s press release is attached hereto as Exhibit 99.1.  The attached exhibit is provided under this Item 7.01 of Form 8-K and is furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01.          Financial Statements and Exhibits

     (d) Exhibits.

99.1	Press Release of Equinix, Inc. dated November 17, 2011.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE:	November 17, 2011	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Equinix, Inc. dated November 17, 2011.

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